Exhibit 10.7
[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED TO THE OMITTED PORTION.
STRATEGIC ALLIANCE AGREEMENT FOR AIR SERVICE
     THIS STRATEGIC ALLIANCE AGREEMENT FOR AIR SERVICE (this “Agreement”), dated as of October 21, 2009, is made by and between THE ST. JOE COMPANY, a Florida corporation (“JOE”), and SOUTHWEST AIRLINES CO., a Texas corporation (“Southwest”).
     WHEREAS, the new Northwest Florida international airport located in Bay County, Florida (the “New Airport”) is currently under construction and is currently scheduled to be open for operations in May 2010;
     WHEREAS, JOE, the largest private landowner in Northwest Florida, recognizes that increased air service to the New Airport would have a substantial and meaningful economic benefit to Northwest Florida and JOE;
     WHEREAS, Southwest is a commercial air carrier that desires to serve the New Airport; and
     WHEREAS, JOE and Southwest desire, pursuant to the terms of this Agreement, to work collaboratively to bring air service offered by Southwest to the New Airport.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JOE and Southwest agree as follows:
     1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Actual Revenues” means the passenger revenues generated by Southwest from passengers whose final destination or point of departure is the New Airport, less government imposed taxes and fees directly related to passenger air fares.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Air Service” has the meaning set forth in Section 2(a) hereof.
     “Air Service Year” means the successive twelve-month periods during the Term beginning with the commencement of the Air Service.
     “Airport Authority” means the Panama City-Bay County Airport and Industrial District,

an independent special district of the State of Florida.
     “Annual Gain” means the positive amount resulting from the sum of all Quarterly Gains, less all Quarterly Shortfalls, for any Calendar Year.
     “Annual Shortfall” means the negative amount resulting from the sum of all Quarterly Gains, less all Quarterly Shortfalls, for any Calendar Year.
     “Break Even Payment” means a cash payment by JOE to Southwest equal to each Quarterly Shortfall, if any, made pursuant to Section 3.
     “Calendar Quarter” means a period of three (3) months that is consistent with Southwest’s and JOE’s fiscal reporting (with Q1 being January — March, Q2 being April — June, Q3 being July — September, and Q4 being October — December).
     “Calendar Year” means a period of twelve (12) months that is consistent with Southwest’s and JOE’s fiscal reporting (with the Calendar Year being January to December). Notwithstanding the foregoing: (a) the 2010 Calendar Year shall consist of the period of months beginning upon Southwest’s commencement of Air Service at the New Airport and continuing through December 31, 2010; and (b) the 2013 Calendar Year shall consist of the period of months beginning in January 2013 and continuing through the expiration date of the Agreement.
     “Cost Mitigation Measures” means available grants of funds, expense waivers or reductions, accommodations or other cost mitigation measures, obtained or received by, or made available to, Southwest for the purpose of reducing the amount of total expenses incurred in connection with the Air Service, including, but not limited to airport fee waivers, crew overnights, recruitment grants and start-up grants.
     “CV3000” shall have the meaning set forth in Section 5(b) hereof.
     “Effective Date” means the date first written above.
     “Flight Destinations” means the destinations for scheduled flights from the New Airport as set forth on Exhibit C or as otherwise agreed upon in writing by JOE and Southwest, which revised schedule shall become the new Exhibit C hereto.
     “Force Majeure Event” means any event or circumstance beyond the reasonable control of a party, including but not limited to, any war or hostilities, public disorder, terrorism, inclement weather, closing of airports or other assistances to or adjuncts to airports, fire, flood, earthquake, or other natural disaster, epidemic, strikes or other labor disturbances, or any other event not within the reasonable control of the affected party.
     “Fuel Costs” means the fuel costs for the Air Service calculated by multiplying (i) the number of flights between the New Airport and each Flight Destination, by (ii) the applicable fixed “Gallons Consumed per Flight” set forth on Exhibit B, by (iii) Southwest’s monthly audited fuel unit cost. The form of the Monthly Fuel Report is included on Exhibit B. The parties recognize and acknowledge that the Fuel Costs shall fluctuate over the Term according to market prices.

     “JOE” has the meaning set forth in the introductory paragraph hereof.
     “Minimum Revenues” means the fixed amounts set forth on Exhibit A for each Calendar Year. For purposes of the Quarterly Shortfall calculation, Minimum Revenues shall be prorated among the Calendar Quarters, or any portion thereof, according to a projected quarterly forecast agreed upon by the parties.
     “New Airport” has the meaning set forth in the Recitals to this Agreement.
     “Non-Fuel Expenses” means the fixed amounts set forth on Exhibit A for each Calendar Year. For purposes of the Quarterly Shortfall calculation, Non-Fuel Expenses shall be prorated among the Calendar Quarters, or any portion thereof, according to a projected quarterly forecast agreed upon by the parties.
     “Quarterly Gain” has the meaning set forth in Section 3(b).
     “Quarterly Revenues” means for each Calendar Quarter, the greater of the Actual Revenues achieved with respect to the Air Service, or the Minimum Revenues for such Calendar Quarter.
     “Quarterly Statement” has the meaning set forth in Section 3(a).
     “Quarterly Shortfall” means the Quarterly Revenues less Total Break Even Costs for the Calendar Quarter, subject to any cumulative adjustments as set forth in Section 3(b).
     “Southwest” has the meaning set forth in the introductory paragraph hereof.
     “Start-up Expenses” means the actual costs incurred by Southwest after the date hereof directly in connection with the commencement of the Air Service, which costs shall not exceed the maximum amount set forth on Exhibit A. Start-up Expenses shall not include estimated costs of Southwest’s employees, overhead allocations or other Southwest internal costs. Start-up Expenses shall be prorated evenly among the Calendar Quarters, or portions thereof, occurring during the first Air Service Year.
     “TDCs” shall have the meaning set forth in Section 5(a) hereof.
     “Term” shall have the meaning set forth in Section 11(a) hereof.
     “Total Break Even Costs” means for the applicable measurement period the sum of Southwest’s (a) Non-Fuel Expenses, (b) Fuel Costs, and (c) for the first Air Service Year, pro rated Start-up Expenses for the Air Service, less (z) any actual Cost Mitigation Measures obtained or received by Southwest in connection with the Air Service.
     2. Air Service to the New Airport.
     (a) During the Term, Southwest agrees to provide air service to the New Airport consisting of at least two scheduled flights per day to each of the Flight Destinations (the “Air Service”). The Air Service shall commence on or about the day the New Airport opens for commercial flight operations (currently scheduled for May 2010), subject to the conditions described in Section 2(b) below, and shall continue through the Term. Any changes or modifications in the Air Service shall be mutually agreed upon by Southwest and JOE. Notwithstanding the two scheduled flights per day to each of the Flight Destinations, Southwest may, consistent with its flight scheduling policies and procedures, reduce flight capacity on certain days due to maintenance reasons or a Force Majeure Event, or any other reason related to the safety and security of its Employees or Customers.
     (b) Southwest’s obligation to commence the Air Service shall be conditioned upon the following (unless any such conditions are waived by Southwest, in its sole discretion, in written notice to JOE):
     (1) the certification of the New Airport to commence commercial flight operations by the Federal Aviation Administration and the Transportation Security Administration on or before April 15, 2010;
     (2) receipt by the Airport Authority of a certificate of occupancy authorizing the use of the airport facilities for the purposes for which they were constructed on or before April 15, 2010;
     (3) the execution of one or more agreements between Southwest and the Airport Authority authorizing Southwest to use and lease space at the New Airport, and to receive the benefit of any Cost Mitigation Measures that may be available from the Airport Authority, which agreement(s) shall be in a form satisfactory to Southwest, in its sole discretion;
     (4) the execution of an agreement between Southwest and the TDCs, as addressed in Section 5(a) hereof, by no later than thirty (30) days from the Effective Date;
     (5) the execution of an agreement between Southwest and CV3000, as addressed in Section 5(b) hereof, by no later than sixty (60) days from the Effective Date; and
     (6) the execution of any other agreement or agreements by Southwest that Southwest deems necessary or appropriate to be executed prior to the commencement of the Air Service.
     (c) JOE recognizes and acknowledges that, in addition to the Air Service as defined in this Agreement, Southwest may, in its sole discretion, add additional flights to and from the New Airport, either to the same destinations included in the Flight Destinations or to other destinations. Unless otherwise agreed by JOE and Southwest in writing, such additional flights shall not be deemed a part of this Agreement (not defined as “Air Service”) and the revenues and costs of such additional flights shall not be included in any calculation contemplated under this Agreement.

     3. Break Even Payments.
     (a) Within twenty (20) days after the conclusion of each Calendar Quarter, Southwest shall deliver to JOE a detailed statement (the “Quarterly Statement”), together with any relevant supporting documentation, showing various calculations for such Calendar Quarter and for the Calendar Year and Agreement-to-date through the conclusion of such Calendar Quarter, including any Quarterly Shortfalls, Quarterly Gains, Annual Shortfalls, Annual Gains and Break Even Payments made by JOE. The form of the Quarterly Statement is included on Exhibit D.
     (b) Calculations and payments made with respect to each Calendar Quarter during the Term shall be accounted for cumulatively within each Calendar Year. Therefore, in the event a Quarterly Shortfall calculation shows that the Quarterly Revenues are greater than the Total Break Even Costs for the Calendar Quarter (the “Quarterly Gain”), Southwest shall remit to JOE a cash payment for such Calendar Quarter to the extent of the aggregate amount of any prior Break Even Payments within the same Calendar Year, up to the amount of the Quarterly Gain. Furthermore, in the event the amount of any Quarterly Gain exceeds all prior Break Even Payments within the same Calendar Year, such excess Quarterly Gain shall be applied in any future Quarterly Shortfall calculations within the same Calendar Year, to reduce the amount of the Break Even Payment. However, such cumulative calculations and payments shall not carry over beyond a Calendar Year. To the extent Southwest has an Annual Shortfall or an Annual Gain in a Calendar Year, that Annual Shortfall or Annual Gain shall not be subject to future cumulative calculations. Each Calendar Year shall be treated separately with regard to the calculation of shortfalls or gains and once completed, those amounts would not be subject to clawback.
     (c) JOE shall have the obligation to make the Break Even Payments to Southwest during the Term (and thereafter until all such payments have been made). JOE shall have thirty (30) days from the receipt of each Quarterly Shortfall calculation provided for in Section 3(a) to make the Break Even Payment, if any, to Southwest. Any payment by Southwest to JOE in connection with the Quarterly Shortfall calculation provided for in Section 3(b) shall accompany the applicable Quarterly Statement delivered to JOE by Southwest.
     (d) In addition to the Quarterly Statements to be provided pursuant to Section 3(a), Southwest shall provide JOE, within twenty (20) days of the end of each calendar month, a summary of the Fuel Costs for the prior calendar month, containing the information set forth in Exhibit B.
     (e) Southwest agrees that it will provide reasonable information to JOE to assist them in developing hedging strategies related to the Fuel Costs.
     (f) Southwest agrees that it shall use commercially reasonable efforts to pursue and obtain Cost Mitigation Measures.
     (g) The Minimum Revenues and the Non-Fuel Expenses are based on the Air Service as described herein. In the event that the parties agree to change or modify the Air Service pursuant to Section 2(a) such that, if in the commercially reasonable judgment of the parties the Minimum Revenues and the Non-Fuel Expenses are likely to be materially different from the estimates provided in Exhibit A, the parties shall negotiate in good faith to mutually agree upon revised amounts that reflect such changes or modifications for the Minimum Revenues and the Non-Fuel Expenses for purposes of this Agreement.
     (h) It is the intent of the parties that, to the extent any Annual Gains are available during the Term of this Agreement, that such Annual Gains shall be shared, in accordance with this subsection: (1) in consideration and up to JOE’s cumulative Break Even Payments made under this Agreement; and (2) to the extent that Southwest’s cumulative Actual Revenues are less than cumulative Minimum Revenues hereunder. Therefore, in addition to the calculations and payments made with respect to each Calendar Quarter, as set forth in 3(b), in the event there is an Annual Gain at the conclusion of the 2011 Calendar Year or any subsequent Calendar Year during the Term, then fifty percent (50%) of such Annual Gain shall be paid in cash to JOE within thirty (30) days after the conclusion of such Calendar Year, up to an amount equal to any cumulative, unrecovered Break Even Payments made by JOE to Southwest (and taking into account any Quarterly Gain payments made pursuant to Section 3(b)). Fifty percent (50%) of such Annual Gain shall be applied by Southwest to offset any cumulative revenue shortfall between Actual Revenues and Minimum Revenues used in the Break Even Payment calculation. To the extent there is no cumulative revenue shortfall, then 100% of the Annual Gain shall be paid to JOE up to the cumulative Break Even Payments noted above. If no cumulative Break Even Payments are recorded, then 100% of the Annual Gain will be retained by Southwest.
     4. Announcement of Air Service; Confidentiality.
     (a) Southwest and JOE shall issue a joint press release following the execution of this Agreement. The content and timing of any press release issued regarding this Agreement and/or the Air Service shall be mutually approved by both JOE and Southwest.
     (b) Each party agrees that during the Term all confidential information of a party (a “disclosing party”) delivered or disclosed to the other party (a “restricted party”) in connection with this Agreement shall be held and treated by the restricted party and its officers, employees, agents, affiliates, consultants, advisers and attorneys (collectively, “Representatives”) in strict confidence and shall not, without the prior written consent of the disclosing party, be disclosed by the restricted party or its Representatives in any manner, in whole or in part, and will not be used by restricted party’s Representatives, except as may be provided in this Agreement or as required by applicable law, regulation, legal process, or regulatory authority (including, but not limited to, by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other legal process). Each party shall not disclose confidential information of the other party to any person other than its Representatives who (a) need to know the confidential information solely for purposes of complying with such party’s obligations under this Agreement or its legitimate business purposes related to this Agreement and (b) shall be bound by confidentiality obligations at least as restrictive as those set forth herein.
     (c) Notwithstanding anything in this Section 4 to the contrary, each party may make such public disclosure of the terms of the Agreement or the Air Service as it may determine in good faith and upon the advice of counsel to be required in connection with any applicable law, regulation, legal process, or regulatory authority (“Required Disclosure”), but only to the extent necessary for purposes of complying with the Required Disclosure. Prior to making any

Required Disclosure, the party subject to such Required Disclosure shall, to the extent permitted by applicable law, give prior notice to the other party and afford the other party the opportunity to protect against the disclosure of its confidential information.
     5. Marketing.
     (a) The parties recognize that the Bay County Tourist Development Council, the Panama City Beach Convention and Visitors Bureau and the Beaches of South Walton Tourist Development Council (collectively, the “TDCs”) provide marketing resources that are essential to the success of the Air Service. JOE agrees to use commercially reasonable efforts to actively support Southwest’s efforts to reach agreement with the TDCs regarding the coordination of marketing efforts for the Air Service, and the parties will work together to ensure that such agreements allow Southwest to direct the annual marketing spend and identify firms to perform the media and creative portions of the spending during the term of this Agreement. As part of its support, JOE shall designate a JOE representative to help inform and align the TDCs and other civic and community groups in Northwest Florida for the purpose of coordination of marketing efforts for the Air Service.
     (b) JOE agrees to use commercially reasonable efforts to actively support Southwest’s efforts to reach agreement with Coastal Vision 3000 (“CV3000”) regarding the establishment of a program through which CV3000 would provide to Southwest, at no cost to Southwest or its passengers, one available room night at various hotels, condominiums or other rental properties in Northwest Florida for every passenger enplaned by Southwest in connection with the Air Service, which room nights would be available for use by Southwest in its marketing efforts in support of the Air Service.
     6. Development of the New Airport.
     (a) Southwest and JOE shall use their respective commercially reasonable efforts to work with the Airport Authority to help recommend and prioritize the development of the infrastructure of the New Airport in ways that can stimulate economic activity and grow airline passengers in Northwest Florida. These priorities should focus on infrastructure designed to significantly enhance the passenger experience, including, but not limited to, the following:
          (1) Covered connections to parking and rental car areas;
          (2) State of the art baggage handling;
          (3) Regional signage;
          (4) Ground transportation infrastructure, including rental cars;
          (5) Landscaping;
          (6) Enhanced security;
          (7) Cruise ship outreach; and

          (8) Coordinated regional airport name and brand.
     (b) Southwest and JOE shall use their respective commercially reasonable efforts to work with the Airport Authority on any future development of the New Airport.
     (c) Southwest and JOE shall use their respective commercially reasonable efforts to work with the Airport Authority to promote new economic activity and business development in Northwest Florida, including, but not limited to, the following:
          (1) The promotion of coordinated local, regional and state economic development initiatives; and
          (2) The establishment of a through-the-fence development program with JOE for the New Airport and certain adjacent properties.
     (d) The parties recognize and acknowledge that neither Southwest nor JOE shall be under any obligation to expend any funds for the undertakings contemplated by this Section 6.
     7. Representations and Warranties.
     (a) Southwest and JOE, each for its own account, hereby represent and warrant to each other as follows:
          (1) Each party has the power and authority to enter into this Agreement and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it.
          (2) This Agreement has been duly authorized, validly executed and delivered by an authorized officer of each party and constitutes the legal, valid and binding obligations of each party enforceable against each party in accordance with its terms, provided that such enforceability is subject to general principles of equity.
          (3) The execution and delivery of this Agreement and the performance by each party hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over such party, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of each party, or the provision of any statute, judgment, order, indenture, instrument, agreement or undertaking, to which each party is subject or is a party or by which the assets or properties of each party are or may become bound.
          (4) In performance of their respective obligations under this Agreement, Southwest and JOE shall comply with all applicable laws and regulations.
     (b) Notwithstanding any provision of this Agreement, JOE represents and warrants for the benefit of Southwest: (i) that the Break Even Payments provided for under Section 3, and any other payments made to Southwest hereunder, shall not be derived from Airport Authority revenues; and (ii) that the Airport Authority has had no involvement in the negotiation of this Agreement and shall have no involvement in its administration or any determination for its continuation or extension.
     8. Budgets; Meetings; Books and Records; Audit.
     (a) Southwest shall provide JOE with initial estimated budgets for the Fuel Costs, Start-up Expenses and Cost Mitigation Measures within thirty (30) days after the date hereof. Thereafter, during the Term, Southwest shall provide JOE, upon request, an updated estimated budget for the following Calendar Quarter. JOE recognizes and acknowledges that such budget estimates shall be provided for informational purposes only, and shall not impact the actual Quarterly Shortfall calculations contemplated by this Agreement.
     (b) The parties shall meet monthly to review and discuss the Air Service performance and discuss any proposed changes.
     (c) Southwest shall maintain, in accordance with its document retention policies and procedures, accurate and current books and records with respect to the Fuel Costs, Start-up Expenses, Cost Mitigation Measures and Actual Revenues.
     (d) JOE, or a third party engaged by JOE, which third party shall be reasonably acceptable to Southwest and be bound by obligations of confidentiality at least as restrictive as set forth in this Agreement, may examine and/or audit the books and records of Southwest described in Section 8(c) above at Southwest’s offices described in Section 12(a) below (or such other location where Southwest maintains such records in the ordinary course of its business), during normal business hours, upon ten (10) days advance written notice to Southwest, to obtain or verify the information described in this Agreement. JOE shall exercise such audit rights no more than once during any twelve-month period. Any such audit shall be at the sole cost and expense of JOE.
     9. Additional Air Service. The parties acknowledge that a material consideration for JOE’s willingness to enter into this Agreement is the importance of having the Air Service from the New Airport be Southwest’s first and exclusive service in the region until the Air Service is well established. Accordingly, Southwest agrees that it shall not commence air service to any airport within 80 statute miles of the New Airport during the Term. In addition, in the event Southwest develops a business case for initiating new air service to an airport that is more than 80 statute miles but within 120 statute miles from the New Airport, Southwest shall discuss such service with JOE, and shall meet with JOE to mutually negotiate changes to this Agreement. In the absence of such agreed upon changes to this Agreement within thirty (30) days of such meeting, Southwest may proceed to commence air service to the proposed new airport while not diminishing Air Service under this Agreement; provided, however, the Minimum Revenues shall automatically increase to an amount that is one hundred and ten percent (110%) of the amounts reflected on Exhibit A from the point of commencing such new service until the earlier of the discontinuance of such new service or the end of the Term. Notwithstanding any increase in Minimum Revenues pursuant to the preceding sentence, the Minimum Revenues shall not be increased for the purposes of Section 11(d) hereof.
     10. Dispute Resolution Procedures. With respect to any dispute arising under this Agreement that is not resolved through good faith discussions between the parties, the parties agree that either party shall have the right to submit the dispute to non-binding mediation; provided, that applicable statute of limitations will be tolled during the pendency of such mediation. In the event the parties cannot in good faith agree on a mediator within thirty (30) days after this Section is triggered, do not conduct and complete mediation within ninety (90) days after this Section is triggered, or if the parties remain in dispute following such mediation, then either party may seek appropriate relief in any court of competent jurisdiction in the State of Florida.
     11. Term and Termination.
     (a) The term of this Agreement shall be from the date hereof through the date that is three (3) years after the commencement of the Air Service (the “Term”), unless earlier terminated pursuant to the terms hereof.
     (b) The Agreement may be terminated by JOE upon thirty (30) days advance written notice to Southwest if the Break Even Payments for the first Air Service Year exceed $14 million, or for the second Air Service Year exceed $12 million.
     (c) The Agreement may be terminated by JOE immediately upon written notice to Southwest if Southwest has not commenced Air Service within ninety (90) days after the New Airport is open for commercial flight operations.
     (d) The Agreement may be terminated by Southwest upon thirty (30) days advance written notice to JOE if the Actual Revenues achieved with respect to the Air Service during any Calendar Year are less than the Minimum Revenues for such Calendar Year.
     (e) A party may terminate this Agreement upon thirty (30) days advance written notice to the other party in the event a party breaches any material provision of this Agreement, including any payment obligation hereunder, and such breach remains uncured for thirty (30) days after written notice from the non-breaching party to the other party.
     (f) A party may terminate this Agreement immediately upon written notice to the other party in the event the other party: (i) dissolves, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (ii) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or (iii) files a petition in bankruptcy or institutes any claim under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or claim filed against it and such petition, claim or appointment is not dismissed or stayed within thirty (30) days).
     12. Miscellaneous Provisions.
     (a) Notices. Any notice, demand, consent, authorization, request, approval or other communication that a party is required, or may desire, to give to or make upon the other party pursuant to this Agreement shall be effective and valid only if in writing, signed by the party giving notice and delivered personally to the other party or sent by nationally recognized courier or delivery service or by certified mail of the United States Postal Service, postage prepaid and return receipt requested, or by facsimile, addressed to the other party as follows (or to such other person or place as either party may by written notice to the other specify):
The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
Attn: Chief Executive Officer
Facsimile: 904-301-4243
With a copy to:
The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
Attn: General Counsel
Facsimile: 904-301-4650
Southwest Airlines Co.
2702 Love Field Drive
Dallas, TX 75235
Attn: Bob Montgomery
VP Properties
Facsimile: 214 792-4086
With a copy to:
Southwest Airlines Co.
2702 Love Field Drive
Dallas, TX 75235
Attn: Michael AuBuchon, Attorney
Facsimile: 214 792-6200
     (b) Assignment. This Agreement may not be transferred or assigned by a party hereto without the prior written consent of the other party; provided, however, that such prohibition shall not be deemed to apply to the assignment or transfer of the Agreement by a party, whether by operation of law or otherwise, in connection with a corporate reorganization, a merger or consolidation transaction or a sale transaction involving substantially all of the assets of such party.
     (c) Governing Law. This Agreement and all matters regarding the interpretation and/or enforcement hereof, shall be governed exclusively by the law of the State of Florida, without reference to its conflicts of law rules, except in so far as the federal law of the United States of America may control any aspect of this Agreement, in which case federal law shall govern such aspect.
     (d) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and no statement or representation of the respective parties hereto, their agents or employees, made outside of this Agreement, and not contained herein, shall form any part hereof or be binding upon the other party hereto.

     (e) Amendment. This Agreement shall not be changed, amended or modified except in writing signed by the parties hereto.
     (f) Further Assurances. Each party hereto shall, from time to time, execute and deliver such further instruments as the other party or its counsel may reasonably request to effectuate the intent of this Agreement.
     (g) Remedies Cumulative. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.
     (h) Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.
     (i) Severability. If any term or provision of this Agreement is declared void or unenforceable in a particular situation, by any judicial or administrative authority, this declaration shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation.
     (j) No Partnership; Independent Contractors. It is expressly understood and agreed that this Agreement does not create a partnership between the parties. Southwest and JOE are contractors independent of one another, and neither has the authority to bind the other to any third person or to act in any way on behalf of or as the representative of the other with respect to any matter described herein or otherwise, except as may be expressly agreed to in writing by the parties.
     (k) Counterparts. This Agreement may be executed in one or more counterparts, all of which, when taken together, will be deemed to constitute one and the same agreement.
     (l) Section Headings. Section headings are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.
     (m) Time is of the Essence. Time is of the essence of this Agreement. If any date referenced herein falls on a Saturday, Sunday or legal holiday, then such date automatically is extended to the next business day.
     (n) No Third Party Beneficiary. This Agreement is solely between JOE and Southwest and is not intended and shall not provide any benefit to any persons who are not parties to the agreement.
     (o) Attorneys’ Fees. In the event of litigation arising pursuant to the provisions of this Agreement (other than the dispute resolution procedures described in Section 10 hereof), the prevailing party shall be entitled to collect reasonable attorneys’ fees from the non-prevailing party and costs and expenses of such litigation whether at the trial level or on appeal.
[Signature Page Follows]

     IN WITNESS WHEREOF, JOE and Southwest have executed and delivered this Agreement effective as of the day and year first written above.

THE ST. JOE COMPANY
By:	/s/ Wm Britton Greene
Name:	Wm. Britton Greene
Its:	President and CEO

SOUTHWEST AIRLINES CO.
By:	/s/ Gary Kelly
Name:	Gary Kelly
Its:	Chairman of the Board, President and CEO

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED TO THE OMITTED PORTION.
Exhibit A
Certain Financial Data

	Calendar	Calendar	Calendar	Calendar
	Year 2010	Year 2011	Year 2012	Year 2013
Minimum Revenues:	$ [*1]	$ [*2]	$ [*3]	$ [*4]
Fixed Non-Fuel Expenses:	[*5]	[*6]	[*7]	[*8]
Maximum Start-up Expenses:	[*9]	[*10]

Exhibit B
Form of Monthly Fuel Report

			Gallons
Number of			Consumed		Extended
Flights	Origin	Destination	Per Flight	Fuel Price*	Price
	PFN	BWI	1,600
	PFN	BNA	800
	PFN	MCO	600
	PFN	HOU	1,100
	BWI	PFN	1,600
	BNA	PFN	800
	MCO	PFN	600
	HOU	PFN	1,100

Total

*	Southwest’s unhedged fuel price including taxes.

Exhibit C
Flight Destinations
Baltimore Washington (BWI)
Nashville (BNA)
Houston Hobby (HOU)
Orlando (MCO)

Exhibit D
Form of Quarterly Statement

Calendar Year _______
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Total Year
Revenues:
Actual Revenues
Minimum Revenues
Quarterly Revenues

Costs:
Start-up Expenses
Non-Fuel Expenses
Fuel Costs

Total Costs

Cost Mitigation Measures:
Start-up Grant
Recruitment Grant
Airport Fee Waiver
Crew Overnight
[Others TBD]

Total Cost Mitigation Measures

Total Break Even Costs

Calendar Year View
Quarterly Gain
Quarterly (Shortfall)
Annual Gain / (Shortfall) — Cumulative
Break Even Payment
Southwest Reimbursement
Southwest Carryforward
Annual Revenue (Shortfall)

Agreement View (for Calendar Years 2011 - 2013	Total Year
Cumulative Revenue (Shortfall):
Annual Revenue (Shortfall) — Prior Year
Annual Revenue (Shortfall) — Current Year

Cumulative Revenue (Shortfall) — Prior to Profit Sharing
Apply Current Year Profit Sharing up to 50%

Cumulative Revenue (Shortfall)

Cumulative Break Even Payments, net of reimbursements:
Annual Break Even Payments, net of reimbursements — Prior Year
Annual Break Even Payments, net of reimbursements — Current Year

Cumulative Break Even Payments — Prior to Profit Sharing
Apply Current Year Profit Sharing

Cumulative Break Even Payments, net of reimbursements

Cumulative Profit Sharing Available for Use:
Profit Sharing Carryforward — Prior Year
Annual Gain — Current Year

Profit Sharing Available for Use in Current Year
Profit Sharing Used

Cumulative Profit Sharing Carryforward